Exhibit 99.01

MoneyGram Announces Philip Milne has Stepped Down as
Chairman, President & CEO

Company Commences Search for New CEO

MINNEAPOLIS, June 19, 2008 – MoneyGram International, Inc. (NYSE:MGI) announced today that Philip W. Milne has stepped down from his position as Chairman, President & Chief Executive Officer of the Company effective immediately. Mr. Milne has also stepped down as a member of the Board of Directors.

The Company’s Board of Directors has designated a search committee and is in the process of retaining an executive search firm to lead the process of identifying a new Chief Executive Officer. In the interim, Anthony Ryan will oversee day-to-day operations of the Company. Mr. Ryan, who joined MoneyGram in 1995, is Executive Vice President and Chief Operating Officer of the Company.

“We want to thank Phil Milne for his 17 years of service to MoneyGram.  We are pleased with our operating performance in 2008 as global money transfer volumes grew 22% in the first quarter, our agent network continues to expand and, as we have previously communicated, we continue to work diligently to reposition our official check business. With the recapitalization successfully completed, we are on firm footing to pursue our global growth opportunities,” said Anthony Ryan, Executive Vice President and Chief Operating Officer.

About MoneyGram International, Inc.
MoneyGram International, Inc. is a leading global payment services company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company with approximately 152,000 global money transfer agent locations in 180 countries and territories. For more information, visit the company’s website at www.moneygram.com.

Contacts:
Michael Fox (media): 203-682-8218

Don Duffy (investors): 952-591-3840
ir@moneygram.com